Exhibit 2.1

Agreement And Plan Of Merger And Reorganization

among

THE PECK COMPANY HOLDINGS, inc.,

Peck mercury, inc.,

IsUN ENERGY LLC,

And

SASSOON M. PERESS

dated as of

January 19, 2021

- i -

- ii -

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”), dated as of January 19, 2021 is entered into by and among The Peck Company Holdings, Inc., a Delaware corporation (“Peck”), Peck Mercury, Inc., a Delaware corporation (“Merger Subsidiary”), iSun Energy LLC, a Delaware limited liability company (“iSun”), and Sassoon M. Peress (“Peress”). Certain other capitalized terms used in this Agreement are defined in the appended Exhibit A.

RECITALS

The parties intend that Merger Subsidiary be merged with and into iSun, with iSun surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”), pursuant to which Merger Subsidiary will cease to exist, and iSun will become a wholly-owned subsidiary of Peck;

The Board of Directors of Peck (the “Peck Board”) has unanimously (a) determined that this Agreement and the contemplated transactions, including the Merger, are in the best interests of Peck and its stockholders and (b) approved and declared advisable this Agreement and the contemplated transactions, including the Merger;

The sole member of iSun, Peress, has (a) determined that this Agreement and the contemplated transactions, including the Merger, are in the best interests of iSun and its sole member , and (b) approved and declared advisable this Agreement and the contemplated transactions, including the Merger;

Therefore, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I.

The Merger

Section 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable Law, at the Effective Time, Merger Subsidiary will merge with and into iSun and the separate existence of Merger Subsidiary will cease and iSun will continue its corporate existence under applicable Law as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Company”).

Section 1.02. Closing. Closing shall occur upon the execution of this Merger Agreement by all parties (the day on which the Closing takes place being the “Closing Date”).

Section 1.03. Closing Deliverables.

(a) At or prior to the Closing, iSun shall deliver to Peck the following:

(i) a certificate of the sole Member of iSun certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the sole member of iSun authorizing the execution, delivery, and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby , and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(ii) all the consents set forth in Section 4.03 of the iSun Disclosure Schedule shall have been obtained and shall be in full force and effect; and

(iii) a good standing certificate as to iSun from the Secretary of State of the State of Delaware. ;

Section 1.04. Effective Time. Subject to the provisions of this Agreement, at the Closing, (a) Peck, iSun and Merger Subsidiary shall cause a Certificate of Merger (the “Certificate of Merger” to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of applicable Law and shall make all other filings or recordings required under applicable Law. The Mergers shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by the parties in writing and specified in the Certificate of Merger in accordance with applicable Law (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

 Section 1.05. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of applicable Law. Without limiting the generality of the foregoing, from and after the Effective Time, (a) all property, rights, privileges, immunities, powers, franchises, licenses, and authority of iSun and Merger Subsidiary shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of iSun and Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Company.

Section 1.06. Articles of Organization; Operating Agreement At the Effective Time, (i) the Articles of Organization of iSun as in effect immediately prior to the Effective Time shall be the Articles of Organization of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law and (ii) the Operating Agreement of iSun as in effect immediately prior to the Effective Time shall be the Operating Agreement of the Surviving Company until thereafter amended in accordance with the terms thereof or the Articles of Organization of the Surviving Company or as provided by applicable Law.

Section 1.07. Merger Consideration. At Closing, Peress will surrender all certificates, if any, representing the membership interest in iSun (the “Certificates”) in exchange for the consideration (the “Merger Consideration”) set forth in as Exhibit C attached hereto.

Section 1.08. No Further Ownership Rights in Membership Interest. All Merger Consideration paid or payable upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the membership interest formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of Membership Interests on the transfer books of the Surviving Entity. If, after the Effective Time, Certificates are presented to a Surviving Entity, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I and elsewhere in this Agreement.

Section 1.09. Withholding Rights. Peck shall be entitled to deduct and withhold from the Merger Consideration such amounts, if any, as may be required to be deducted or withheld therefrom under the Code or any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been delivered or otherwise paid to the Person to whom such amounts would otherwise have been delivered or otherwise paid pursuant to the Merger and this Agreement.

Article II. Representations And Warranties Of Peck

Peck represents and warrants to iSun that the statements contained in this Article II are true and correct as of the date hereof.

Section 2.01. Organization and Qualification. Peck is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Peck is in good standing in every jurisdiction in which such qualification or licensure is required.

Section 2.02. Authority; Board Approval.

(a) Peck has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the contemplated transactions. The execution, delivery, and performance by Peck of this Agreement and any Ancillary Document to which it is a party and the consummation by Peck of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Peck and no other corporate proceedings on the part of Peck are necessary to authorize the execution, delivery, and performance of this Agreement or to consummate the Mergers and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Peck, and (assuming due authorization, execution, and delivery by each other party) this Agreement constitutes a legal, valid, and binding obligation of Peck enforceable against Peck in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which Peck is or will be a party has been duly executed and delivered by Peck (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Peck enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The Peck Board, by unanimous written consent, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of Peck and its Stockholders, and (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with applicable Law.

Section 2.03. No Conflicts; Consents. The execution, delivery, and performance by Peck of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) result in a violation or breach of any provision of the Certificate of Incorporation, By-laws, or other organizational documents of Peck (“Peck Charter Documents”); or (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to Peck. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Peck in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 2.04. Brokers. No broker, finder, or investment banker is entitled to any brokerage, finders’, or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Peck.

Section 2.05. No Other Representations and Warranties. Except for the representations and warranties contained in this Article II (including the related portions of the Disclosure Schedules), neither Peck nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Peck including any representation or warranty as to the accuracy or completeness of any information regarding the business, properties, and assets of Peck, furnished or made available to iSun, and its Representatives or as to the future revenue, profitability, or success of the business of Peck, or any representation or warranty arising from statute or otherwise in law. Intentionally omitted.

Article III.

Representations And Warranties Of Peress and iSun

Except as set forth in the Disclosure Schedules, Peress and iSun, jointly and severally, represent and warrant to Peck that the statements contained in this Article III are true and correct as of the date hereof. Exceptions on the Disclosure Schedules shall specifically identify the representation to which they relate, provided that any matter disclosed in one section or subsection of the Disclosure Schedules is deemed disclosed in such other sections or subsections of the Disclosure Schedules if it is reasonably apparent from a reasonable reading that such matter relates to such other section or subsection of the Disclosure Schedules.

Section 3.01. Organization and Qualification. iSun is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has full company e power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. iSun is in good standing in every jurisdiction in which such qualification or licensure is required, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, an iSun Party Material Adverse Effect.

Section 3.02. Authority; Stockholder Approval.

(a) iSun has full power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by iSun of this Agreement and any Ancillary Document to which it is a party and the consummation by iSun of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of iSun and no other company proceedings on the part of iSun are necessary to authorize the execution, delivery, and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by iSun, and (assuming due authorization, execution, and delivery by each other party hereto) this Agreement constitutes a legal, valid, and binding obligation of iSun enforceable against iSun in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which iSun is or will be a party has been duly executed and delivered by iSun (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of iSun enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The sole member of iSun, Peress, has as of the date hereof (i) determined that this Agreement and the contemplated transactions, including the Merger, are fair to, and in the best interests of the sole member (ii) approved and declared advisable this Agreement and the contemplated transactions, including the Merger, in accordance with applicable Law.

Section 3.03. No Conflicts; Consents. The execution, delivery, and performance by iSun of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) result in a violation or breach of any provision of the Articles of Organization or other organizational documents of iSun (“iSun Charter Documents”); (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to iSun LLC; (iii) except as disclosed on Schedule 3.03, require the consent, notice, or other action by any Person conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of any iSun Material Contract; except in the cases of clauses (ii) and (iii), where the violation, breach, conflict, default, acceleration or failure to give notice would not have an iSun Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to iSun in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices which, in the aggregate, would not have an iSun Material Adverse Effect.

Section 3.04. Capitalization.

(a) All of the outstanding membership interests of iSun are held by Peress.

(b) There are (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of iSun authorized or outstanding, and (ii) there is no commitment by iSun to issue subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of iSun or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right.

(c) All issued and outstanding membership interests of iSun are (i) duly authorized, validly issued, fully paid, and non-assessable; (ii) not subject to any preemptive rights created by statute, the iSun Charter Documents, or any agreement to which iSun is a party; and (iii) free of any Liens (other than Permitted Liens) created by iSun in respect thereof.

Section 3.05. Financial Statements. Complete copies of iSun’s financial statements consisting of the balance sheet of iSun as at December 31, 2019, and the related statements of operations, shareholders’ equity and cash flow for the year then ended (the “iSun Financial Statements”), and the balance sheet of iSun as at December 31, 2020, and the related statements of operations, shareholders’ equity and cash flow for the year then ended (the “iSun Unaudited Financial Statements” and together with the Financial Statements, the “iSun Financial Statements”) have been made available to Peck. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of iSun as of the respective dates they were prepared and the results of the operations of iSun for the periods indicated. The balance sheet of iSun as of December 31, 2020 is referred to herein as the “iSun Balance Sheet” and the date thereof as the “iSun Balance Sheet Date”.

Section 3.06. Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement, from the Balance Sheet Date until the date of this Agreement, (a) iSun has operated its business only in the ordinary course of business in all material respects and (b) there has not been, with respect to iSun, any event, occurrence or development that has had a iSun Material Adverse Effect.

Section 3.07. Material Contracts.

(a) Section 3.07(a) of the Disclosure Schedules lists each of the following Contracts of iSun (the “iSun Material Contracts”):

(i) each Contract of iSun involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by iSun without penalty or without more than 90 days’ notice;

(ii) all Contracts that require iSun to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts relating to Indebtedness of iSun;

(iv) all Contracts that limit or purport to limit the ability of iSun to compete in any line of business or with any Person or in any geographic area or during any period of time;

(v) any Contracts to which iSun is a party that provide for any joint venture, partnership, or similar arrangement by iSun; and

(vi) all collective bargaining agreements or Contracts with any Union to which iSun is a party.

(b) iSun is not in breach of, or default under, any iSun Material Contract, except for such breaches or defaults that would not have an iSun Material Adverse Effect.

Section 3.08. Title to Assets; Real Property.

(a) iSun has a valid leasehold interest in all iSun Leased Real Property free and clear of Liens, except for Permitted Liens. iSun does not own any Owned Real Property.

(b) Section 3.08(b) of the Disclosure Schedules lists each iSun Real Property Lease. iSun is not a sublessor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any iSun Leased Real Property. The use and operation of the iSun Leased Real Property in the conduct of iSun’s business do not violate in any material respect any Law.

Section 3.09. Intellectual Property.

(a) Section 3.09(a) of the Disclosure Schedules lists all (i) iSun IP Registrations and (ii) iSun Intellectual Property, including software, that are not registered but that are material to the iSun’s business or operations. All required filings and fees related to the iSun IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all iSun IP Registrations are otherwise in good standing.

(b) Section 3.09(b) of the Disclosure Schedules lists all material iSun IP Agreements. iSun has provided Peck with true and complete copies of all such iSun IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each iSun IP Agreement is valid and binding on iSun in accordance with its terms and is in full force and effect. Neither iSun nor any other party thereto is in material breach of or default under (or is alleged to be in breach of or default under), or has provided or received any written notice of breach or default of or any intention to terminate, any iSun IP Agreement.

(c) Except as set forth in Section 3.09(c) of the Disclosure Schedules, iSun is the sole and exclusive legal and beneficial, and with respect to the iSun IP Registrations, record, owner of all right, title and interest in and to the iSun Intellectual Property, and, has the valid right to use all other Intellectual Property used in or necessary for the conduct of iSun’s current business or operations, in each case, free and clear of Liens other than Permitted Liens.

(d) iSun’s rights in the iSun Intellectual Property are valid, subsisting and enforceable. iSun has taken all reasonable steps to maintain the iSun Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the iSun Intellectual Property.

(e) The conduct of iSun’s business as currently and formerly conducted, and the products, processes and services of iSun, have not materially infringed, misappropriated, diluted or otherwise violated, and do not and will not materially infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Knowledge of iSun, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any iSun Intellectual Property.

Section 3.10. Insurance. Section 3.10 of the Disclosure Schedules sets forth a true and complete list of all insurance policies maintained by iSun or with respect to which iSun is a named insured or otherwise the beneficiary of coverage (collectively, the “iSun Insurance Policies”). The iSun Insurance Policies are in full force and effect. iSun has not received any written notice of cancellation of any of the iSun Insurance Policies. There are no claims related to the business of iSun pending under any such iSun Insurance Policies as to which coverage has been denied or disputed.

Section 3.11. Legal Proceedings; Governmental Orders.

(a) There are no material Actions currently pending or threatened in writing against or by iSun affecting any of its properties or assets.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting iSun or any of its properties or assets.

Section 3.12. Compliance with Laws; Permits.

(a) iSun is in compliance with all Laws applicable to the conduct of its business as currently conducted, except where the failure to be in compliance would not have an iSun Party Material Adverse Effect.

(b) All material Permits required for iSun to conduct its business as currently conducted have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have an iSun Party Material Adverse Effect. Section 3.12(b) of the Disclosure Schedules lists all current material Permits issued to iSun.

Section 3.13. Employee Benefit Matters.

(a) iSun does not and has not maintained any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit, and other similar agreement, plan, policy, program, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA.

Section 3.14. Employment Matters.

(a) iSun is not bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not any Union representing or purporting to represent any employee of iSun, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor, to iSun’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting iSun or any of its employees.

(b) iSun is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of iSun There are no Actions against iSun pending, or to iSun’s Knowledge, threatened in writing to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of iSun.

Section 3.15. Taxes.

(a) iSun has filed all material Tax Returns in connection with any federal, state or local Tax required to be filed by it, and iSun has paid all material Taxes due and owing by iSun (whether or not shown on any Tax Return) except as contested in good faith.

(b) There are no Liens for Taxes against the assets of iSun, other than Permitted Liens.

(c) No Tax Return of iSun is currently under audit or examination by any Taxing Authority, and no written notice of such an audit or examination has been received by iSun, which audit or examination has not been resolved.

(d) iSun has not executed or filed with any Taxing Authority any written consent to extend or waive the applicable period for assessment or collection of any Tax, which extension or waiver is currently in effect.

(e) iSun is not a party to, or bound by, any written Tax sharing agreement pursuant to which it will have any obligation to make any payments after the Closing (other than pursuant to agreements the primary subject of which is not Taxes).

(f) iSun has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes, other than a group of which iSun or any predecessor of iSun was the ultimate parent corporation. iSun has no Liability for Taxes of any Person (other than iSun) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor.

(g) iSun is not, and has never been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code, in relation to the Effective Time.

(h) Within the last five years, iSun has not been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code.

(i) iSun is not, and has never been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 3.16. Related Party Transactions. Other than Peress, no executive officer or director of iSun or any person owning 5% or more of the Shares in iSun (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon iSun or any of its assets, rights, or properties or has any interest in any property owned by iSun or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.17. Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of iSun.

Section 3.18. No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), neither iSun nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of iSun, including any representation or warranty as to the accuracy or completeness of any information regarding the business, properties, and assets of iSun, furnished or made available to Peck, and its Representatives or as to the future revenue, profitability, or success of the business of iSun, or any representation or warranty arising from statute or otherwise in law.

Article IV.

Covenants

Section 4.01. Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably conditioned, withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 4.02. Further Assurances. Following the Closing, each of the parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the contemplated transactions.

Article V.

Tax Matters

Section 5.01. Reorganization. Peck, the Merger Subsidiary, and iSun shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent or impede either Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

Section 5.02. Tax Positions. This Agreement is intended to constitute, and the parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Article VI.

Indemnification

Section 6.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 6.02. Indemnification by Peck. Subject to the other terms and conditions of this Article VI, including, without limitation, Section 6.05, Peck shall indemnify and defend Peress (the “iSun Indemnitees”) against, and shall hold Peress harmless from and against, and shall pay and reimburse Peress for, any and all Losses incurred or sustained by, or imposed upon, Peress based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Peck contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Peck pursuant to this Agreement.

Section 6.03. Indemnification by Peress and iSun. Subject to the other terms and conditions of this Article VI, including, without limitation, Section 6.05, Peress (the sole indemnitor with respect to Section 6.03 below) and iSun (together, the “iSun Indemnitors”), jointly and severally, shall indemnify and defend Peck and its officers, directors, shareholders, employees, and affiliates (the “Peck Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Peck Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Peress or iSun contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Peress or iSun pursuant to this Agreement.

Section 6.04. Certain Limitations. The indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

(a) Neither Peck nor the iSun Indemnitors shall be liable to the other under Section 6.02 or Section 6.03, as applicable, until the aggregate amount of all Losses in respect of indemnification under Section 6.02 or Section 6.03, as applicable, exceeds $10,000 (the “Deductible”), in which event Peck and the iSun Indemnitors, as applicable, shall be required to pay or be liable for only such Losses in excess of the Deductible, subject to this Article VI.

(b) Payments by the Indemnifying Parties pursuant to Section 6.02 or Section 6.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party (which, for the avoidance of doubt, shall include any such payment received by Parent) in respect of any such claim.

(c) Payments by an Indemnifying Party pursuant to Section 6.02 or Section 6.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized as a result of such Loss by the Indemnified Party (which, for the avoidance of doubt, shall include any such benefit realized by Parent).

(d) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(e) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such written notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 6.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(f) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably conditioned, withheld or delayed), except as provided in this Section 6.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.05(a), it shall not agree to any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably conditioned, withheld or delayed).

(g) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 6.05. Payments. Any Losses payable to a Peck Indemnitee pursuant to this Article VIII shall be satisfied solely by way of the cancellation of shares of Common Stock issued by Peck as the Merger Consideration to such person, based on a valuation equal to the per share closing price on Nasdaq on the date of Closing. Any Losses payable to an iSun Indemnitee pursuant to this Article VIII shall be satisfied by way of (i) cash; or (ii) the issuance of additional shares of Common Stock, based on a valuation equal to the per share closing price on Nasdaq on the date of Closing; or (iii) any combination of cash or Common Stock, in Peck’s sole discretion.

Section 6.06. Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VI.

Article VII.

Miscellaneous

Section 7.01. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 7.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Peck:	The Peck Company Holdings, Inc. 400 Ave D, Suite 10 Williston, VT 05495USA Attention: Jeffrey Peck, CEO

with a copy to:	Merritt & Merritt PO Box 5839 Burlington, VT 05402 Facsimile: 802-658-0978 E-mail: kmerritt@merritt-merritt.com Attention: H. Kenneth Merritt, Jr., Esq.

If to iSun or Peress:	Mr. Sassoon Peress 7501 Mountain Sights, Apt. 505 Montreal, Quebec H4P0A8

Section 7.03. Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 7.04. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.05. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.06. Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.07. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.08. No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.09. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10. Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF VERMONT IN EACH CASE LOCATED IN THE COUNTY OF CHITTENDEN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 7.11. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. No party has any requirement to post a bond or other security before it can obtain specific performance. Each party waives any defenses in any action for specific performance, including the defense that money damages would be adequate.

Section 7.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.13. Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party under this Agreement or for any claim or Action based on, in respect of or by reason of the contemplated transactions.

Section 7.14. Disclosure Schedules. The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if it were set forth verbatim herein. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to vary the definition of “iSun Material Adverse Effect”, or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement. Certain matters set forth in the Disclosure Schedule are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of this to be set forth herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE PECK COMPANY HOLDINGS, inc.

By:	/s/ Jeffrey Peck
Name:	Jeffrey Peck
Title:	CEO

PECK MERCURY, inc.

By:	/s/ Jeffrey Peck
Name:	Jeffrey Peck
Title:	President

[Signature Page 1 of 2 to Agreement and Plan of Merger and Reorganization]

i sUN eNERGY llc

By:	/s/ Sassoon M. Peress
Name:	Sassoon M. Peress, Sole Member

/s/ Sassoon M. Peress
Sassoon M. Peress, Individually

[Signature Page 2 of 2 to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

Certain Definitions

For purposes of this Agreement (including this Exhibit A):

“Action” means any action, suit, claim, investigation or other legal proceeding.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means any agreement required or contemplated to be delivered by a party hereto pursuant to the terms of this Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

“Disclosure Schedule” means the Disclosure Schedule delivered by iSun concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Peck or iSun, as applicable, or any of their respective Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Fraud” means any intentional and willful misrepresentation of a material fact regarding a representation made in this Agreement or the Disclosure Schedules or intentional and willful concealment of a material fact regarding a representation made in this Agreement or the Disclosure Schedule by a Person who is defined to have “Knowledge” herein, in either case with the specific intent to deceive and mislead.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“iSun Intellectual Property” means all Intellectual Property that is owned by iSun.

“iSun IP Agreements” means all licenses and similar agreements that (i) convey to any Person a right to use any iSun Intellectual Property, or (ii) convey to iSun a right to use any Intellectual Property of any Person (other than licenses with respect to off-the-shelf commercial software that is generally available to the public).

“iSun IP Registrations” means all iSun Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“iSun Leased Real Property” means the real property leased or subleased by iSun pursuant to a Real Property Lease, including all buildings, structures and facilities that iSun is permitted to use or occupy pursuant to the terms of such Real Property Leases.

“iSun Real Property” means the real property owned, leased, or subleased by iSun, together with all buildings, structures, and facilities located thereon.

“iSun Real Property Leases” means all leases and subleases to which iSun is a tenant or subtenant, together with all amendments and modifications thereto.

“iSun Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of iSun’s business, taken as a whole, or (b) the ability of iSun to consummate the transactions contemplated hereby that are reasonably expected to have long-term effects on either iSun’s business; provided, however, that “iSun Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which iSun operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Peck; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with iSun; (viii) any natural or man-made disaster or acts of God; (ix) any event, occurrence, fact, condition or change that is cured; or (x) any failure by iSun to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Indebtedness” means all funded debt or debt for borrowed money.

“Intellectual Property” means the following intellectual property rights and assets, whether registered or unregistered: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and similar designations origin, together with the goodwill connected with the use of and symbolized by, and any registrations and applications for any of the foregoing; (b) internet domain names, URLs, website content, social media accounts and content; (c) works of authorship (whether or not copyrightable) and copyrights, and all registrations and applications for such copyrights; (d) trade secrets and confidential and proprietary business and technical information and know-how; (e) inventions, discoveries, patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof) and patent applications; and (f) software, including data files, source code, object code, application programming interfaces, and related specifications and documentation.

“Knowledge” means, with respect to iSun, the actual knowledge of Sassoon M. Peress.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

“Liens” means any lien, pledge, mortgage, license, deed of trust, security interest, charge, claim, easement, encroachment, or other similar encumbrance.

“Losses” means any actual out-of-pocket losses, damages, liabilities, costs, or expenses, including reasonable attorneys’ fees.

“Merger” has the meaning set forth in the recitals.

“Merger Subsidiary” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means any (a) Liens for Taxes not yet due and payable or not yet delinquent or which are being contested in good faith by appropriate procedures; (b) statutory Liens or other Liens arising by operation of law securing payments not yet due or which are being contested in good faith, including mechanics, carriers, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business or in amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of iSun; (c) Liens affecting the iSun, including (i) easements, rights or way, servitudes, licenses, ground leases to utilities, and municipal agreements, (ii) street, alley, highway, telephone line, gas pipeline, power line, and other easements and rights of way of public record on, over or in respect of any such real property, (iii) encroachments and other matters that would be shown in an accurate survey or physical inspection of such Real Property, as applicable, and (iv) Liens in favor of the lessors under the Real Property Leases, or encumbering the interests of the lessors in such Real Property; (d) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties; and (e) other imperfections of title, Liens, if any, that have not had, and would not have, an iSun Material Adverse Effect.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Peck Common Stock” means the Common Stock, $.0001 par value, of Peck.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes that is required to be filed with a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, property (real or personal), real property gains, windfall profits, or other taxes, together with any interest, additions, or penalties with respect thereto, imposed, assessed or collected by or under the authority of a Governmental Authority responsible therefor.

“Taxing Authority” means any Governmental Authority responsible for the imposition, collection or administration of Taxes.

EXHIBIT B

Disclosure Schedule – iSun

(See attached)

EXHIBIT C

Merger Consideration

(see attached)

EXHIBIT C

Merger Consideration

Shares of Peck Common Stock

40,000 Shares at Closing, no lockup

160,000 Shares at Closing – 1-yr lockup

50,000 Shares on January 3rd, 2022 – 1-yr lockup

50,000 Shares on January 2nd, 2023 – 1-yr lockup

50,000 Shares on January 2nd, 2024 – 1-yr lockup

50,000 Shares on January 2nd, 2025 – 1-yr lockup

All shares, except for the 40,000 shares issued at Closing shall be subject to a Lockup Agreement in the form of Exhibit D. All shares of Peck Common Stock issued to Peress and/or his affiliates pursuant to the Merger Agreement or any other agreement between Peress and/or his affiliate and Peck and/or its affiliates shall be subject to an Irrevocable Proxy in the form of Exhibit E.

Warrants ($12/share)	At Closing, Peck shall issue to Peress Common Stock Purchase Warrants to acquire 100,000 shares of Common Stock at an exercise price equal to $12.00 per share, exercisable after the closing stock price of Peck’s Common Stock is greater than or equal to $12.00 per share for 20 trading days in any 30-day period beginning on and including January 5, 2021, such Warrants to expire upon the 2nd anniversary of issuance and contain a cashless exercise provision.

Warrants ($25/share)	At Closing, Peck shall issue to Peress Common Stock Purchase Warrants to acquire 100,000 shares of Common Stock at an exercise price of $25.00 per share, exercisable after the closing price of Peck’s Common Stock is greater than or equal to $25.00 per share for 20 trading days in any 30-day period beginning on and including January 19, 2021, such Warrants to expire upon the 3rd anniversary of issuance and contain a cashless exercise provision.

EXHIBIT D

Lockup Agreement

(see attached)

EXHIBIT E

Irrevocable Proxy

(see attached)

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